UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

NUWELLIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 2, 2026

To our Stockholders:

We cordially invite you to attend our 2026 annual meeting of stockholders, which will be held on April 28, 2026, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.viewproxy.com/nuwe/2026 where you will be able to listen to the meeting live, view the list of stockholders entitled to vote at the meeting, submit questions and vote online. We believe that a virtual meeting of stockholders provides greater access to those who may want to attend and, therefore, have chosen this method for our Annual Meeting over an in-person meeting. The business to be conducted at the Annual Meeting is set forth in the attached Notice of 2026 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your continued support of Nuwellis, Inc.

Sincerely,

John L. Erb

President, Chief Executive Officer, and
Chairman of the Board of Directors

Corporate Headquarters
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

(THIS PAGE INTENTIONALLY LEFT BLANK)

NUWELLIS, INC.
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Our 2026 annual meeting of stockholders (“Annual Meeting”) will be held on Tuesday, April 28, 2026, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.viewproxy.com/nuwe/2026 to conduct the following items of business:

●	Proposal 1 - To elect two Class I directors named in the accompanying proxy statement, each to serve for a three-year term until the 2029 annual meeting of stockholders or until his successor has been duly elected and qualified or such director’s earlier death, resignation, or removal; and

●	Proposal 2 - To ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

We intend to transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on March 24, 2026 (the “Record Date”) are entitled to receive this notice and to attend and vote at the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344. A stockholder may examine the list for any legally valid purpose related to the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE AND “FOR” PROPOSAL 2.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting virtually, we ask that you promptly sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, or submit your proxy by telephone or over the Internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card or voting instruction card.

YOU ARE RESPECTFULLY REQUESTED BY THE BOARD TO PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU GRANT A PROXY, YOU MAY REVOKE IT AT ANY TIME PRIOR TO THE MEETING OR VOTE AT THE MEETING. IF YOU RECEIVED THIS PROXY STATEMENT IN THE MAIL, A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. THIS WILL NOT PREVENT YOU FROM VOTING AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

By Order of the Board of Directors,

Neil P. Ayotte
Secretary
April 2, 2026
Eden Prairie, Minnesota

(THIS PAGE INTENTIONALLY LEFT BLANK)

(THIS PAGE INTENTIONALLY LEFT BLANK)

NUWELLIS, INC. PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2026

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of Nuwellis, Inc. (the “Company,” “we,” “us,” and “our”) is soliciting your proxy, as a holder of our common stock, for use at our 2026 annual meeting of stockholders (the “Annual Meeting”) and any adjournment or postponement of such meeting. The Annual Meeting will be held on Tuesday, April 28, 2026, at 2:00 p.m. U.S. Central Time, as a virtual meeting at https://web.viewproxy.com/nuwe/2026 where you will be able to listen to the meeting live, view the list of stockholders entitled to vote at the Annual Meeting, submit questions and vote online.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about April 2, 2026.

What is the purpose of the Annual Meeting?

At our Annual Meeting, we will conduct the following items of business:

●	Proposal 1 - To elect two Class I directors named in the accompanying proxy statement, each to serve for a three-year term until the 2029 annual meeting of stockholders or until his successor has been duly elected and qualified or such director’s earlier death, resignation, or removal.

●	Proposal 2 - To ratify the appointment of Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

We intend to transact any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement and FOR the ratification of Baker Tilly US, LLP as our independent registered public accounting firm for 2026.

We are not aware of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the Annual Meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Baker Tilly will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Except as noted herein, share numbers are provided as of the close of business on March 24, 2026 (the “Record Date”).

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on the Record Date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

As of the Record Date we had 2,635,718 shares of common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner?

Stockholders of Record. If your common shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote online at the Annual Meeting.

Beneficial Owners. Many of our stockholders hold their common stock through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares online at the Annual Meeting unless you request and obtain a proxy from your broker, bank or nominee and then register to attend the Annual Meeting, as described above. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I attend the virtual Annual Meeting and vote my shares at the meeting?

All of our stockholders are invited to participate in the virtual Annual Meeting. If you are a registered holder, you may register and log in on the meeting date. For stockholders who hold shares via a broker or bank, to participate in the Annual Meeting, you must register in advance by 11:59 p.m. on April 27, 2026.

Stockholders of Record. If you are a stockholder of record, you may register at https://web.viewproxy.com/nuwe/2026. To be admitted to the Annual Meeting and vote your shares, you will log in using your unique link and password provided upon registering. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Beneficial Owners: If you hold your common stock through a broker, bank or other nominee and want to vote such shares during the Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other nominee, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Alliance Advisors LLC. Requests for registration should be directed to virtualmeeting@viewproxy.com. Written requests can be mailed to:

Alliance Advisors, LLC
150 Clove Road, Suite 400
Little Falls, New Jersey 07424
Attn: Proxy Logistics

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 27, 2026.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.viewproxy.com/nuwe/2026 during the meeting. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Can I vote my shares without attending the annual meeting?

Stockholders of Record. You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you are a stockholder of record, you may also vote by internet or by phone. To vote by internet or by phone, you will need to use the control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Beneficial Owners. If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares. You may also have the option to vote your shares via the internet.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet or phone before 11:59 p.m. U.S. Eastern Time on April 27, 2026; or by voting online at the annual meeting. Your attendance at the virtual Annual Meeting online will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners. If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to any matter, will be voted in accordance with the recommendations of the Board on that matter.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including the approval of the independent registered public accounting firm. For all other matters at the Annual Meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the Annual Meeting, one-third of our outstanding shares entitled to vote as of the Record Date must be present virtually via the internet or by proxy at the meeting. This is called a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal 1 - Election of Directors. The two nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected as Class I directors. This is called a plurality. Abstentions and broker non-votes will have no effect on the outcome of the vote. Electing to “WITHOLD” authority on the vote of a nominee’s election will result in such share(s) not being voted in favor of the nominee’s election and will have no impact on the outcome on the election of directors, although shares that “WITHHOLD” authority with respect to the election of any directors will be counted for the purposes of determining whether there is a quorum.

Proposal 2 - Ratification of the Appointment of the Independent Registered Public Accounting Firm for 2026. The affirmative vote of holders of a majority of the shares of common stock entitled to vote and present at the Annual Meeting, virtually via the internet or by proxy, is required to ratify the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of this proposal.

Although the vote on Proposal 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Other Matters. If any other matter is properly submitted to the stockholders at the meeting, the required vote will depend on the matter. The Board does not propose to conduct any business at the meeting other than as stated above.

Who will count the votes and where can I find the voting results?

Alliance Advisors, LLC will tabulate the voting results. We intend to announce the preliminary voting results at the Annual Meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the Annual Meeting.

Who can help answer my other questions?

If you have more questions about the proposals or voting, you should contact Alliance Advisors, LLC, which is assisting us with the proxy solicitation.

The Solicitation Agent for the Annual Meeting is:

Alliance Advisors, LLC
150 Clove Road, Suite 400
Little Falls, New Jersey 07424
Tel: (844) 202-6063

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board currently consists of five directors divided into three classes with each class serving three-year staggered terms. The authorized number of directors may be changed from time to time by resolution of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board has nominated current Class I directors, Martin Emerson and David McDonald for new three-year terms.

The two Class I directors to be elected at the Annual Meeting will hold office until the 2029 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are one Class II director, whose term expires in 2027, and two Class III directors, whose terms expire in 2028.

Each of Messrs. Emerson and McDonald has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the Annual Meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

Nominees to the Board

The nominees of the Company are as follows:

Name	Age	Position	Class
Martin (Marty) Emerson(1)	62	Director	Class I
David (Dave) McDonald(2)	65	Director	Class I

(1)	Mr. Emerson is an independent director that serves as a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

(2)	Mr. McDonald is an independent director that serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. McDonald resigned from the Board on January 21, 2026. Mr. McDonald rejoined the Board on February 24, 2026.

Martin Emerson, has served as a director of the Company since February 2026. He is the President and Chief Executive Officer of Monteris Medical, a privately held medical device company, a position he has held since July 2016. He previously served as the President and Chief Executive Officer of Galil Medical from April 2008 until June 2016, and in various roles at American Medical Systems, Inc, which was a publicly held medical device company, including as President and Chief Executive Officer from 2005 until 2008, as President and Chief Operating Officer from 2004 until 2005, as EVP and Chief Operating Officer from 2003 to 2004, as EVP, Global Sales and Marketing, and as Vice President, General Manager – International between 2000 and 2003. Mr. Emerson currently serves as the board chair of SubioMed since 2019, and as a member of the board of directors for Contraline since 2021. He previously served on the boards of Osprey Medical from 2021 to 2023, Tepha Medical from 2015 to 2021, Wright Medical from 2006 to 2015, Vascular Solutions from 2010 to 2017 and AdvaMed from 2006 to 2008. He received his BS degree in Accounting from Marquette University and passed the CPA exam in 1986.

Mr. Emerson’s qualifications to serve on our Board include over 30 years of experience in the medical device industry, including service as Chief Executive Officer of public and private medical device companies, Mr. Emerson brings to our Board valuable business, management and leadership experience. Through his positions at American Medical Systems Holdings, Inc., Mr. Emerson also brings to our Board extensive expertise and insight in the areas of public company operations, domestic and international medical device marketing and sales and international business. Mr. Emerson’s finance experience and service on other public company boards also make him well-suited to serve as a member of our Board of Directors.

David McDonald has served as a director of the Company since November 2023. Mr. McDonald is the Vice Chairman, Healthcare Investment Banking at Lake Street Capital Markets. Immediately prior to joining Lake Street, Mr. McDonald worked in the oncology industry serving as a Senior Financial and Business Development Executive for SillaJen Biotherapeutics from June 2013 to December 2015, Delcath Systems from September 2009 to May 2013 and AngioDynamics from July 2008 to September 2009. In addition, Mr. McDonald has over 35 years of capital markets experience, serving the needs of emerging growth companies as a healthcare investment banker, equity research analyst, and investor with RBC Capital Markets from May 2000 to June 2005, Investment Advisors, Inc. from September 1994 to February 2000, Wessels, Arnold & Henderson (since acquired by RBC) from January 1989 to September 1994, American Express from June 1986 to December 1989 and Adams, Harkness & Hill (since acquired by Canaccord Genuity) from September 1982 to May 1986. Mr. McDonald received his BA in Economics from St. Olaf College.

Mr. McDonald’s qualifications to serve on our Board include his experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.

The Board recommends that you vote “FOR” the
election of each of the Class I director nominees.

Continuing Directors

The directors who are serving for terms that continue following the Annual Meeting are as follows:

Name(1)(2)	Age	Position(s)	Director Class - Term Ending
John L. Erb	77	Chairman of the Board; Director, Chief Executive Officer and President	Class III - 2028
Archelle Georgiou, M.D.(3)	63	Director	Class II - 2027
Gregory D. Waller(4)	76	Director	Class III - 2028

(1)	On February 18, 2025, Nestor Jaramillo, Jr., the President and Chief Executive Officer of the Company, retired from the Company and John L. Erb was appointed as the Company’s Interim President and Chief Executive Officer. Mr. Erb was appointed as Chief Executive Officer and President of the Company on June 27, 2025.
(2)	Mr. Mike McCormick and Dr. Maria Costanzo resigned from the Board effective as of January 21, 2026
(3)	Dr. Georgiou is an independent director that serves as Chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee.
(4)	Mr. Waller is an independent director that serves as Chairperson of the Audit Committee. He also is a member of the Compensation Committee.

Director Background and Qualifications

John L. Erb has served as a director of the Company since September 2012 as chairman of our Board since October 2012, as President and Chief Executive Officer since June 2025, and as interim Chief Financial Officer since October 2025. He served as interim Chief Executive Officer and CEO from February to June 2025, and previously served as president and chief executive officer from November 2015 to January 2021. He was executive chairman of the board (during 2007) and chief executive officer (from 2001 to 2006) of the previous owner of the Aquadex™ system, which was also known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure. Mr. Erb previously served as chief executive officer (from 2007 to 2020) of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including as vice president of worldwide operations at Schneider, a division of Pfizer, Inc., from 1991 to 1997. Mr. Erb served as a director and chief executive officer of NeuroMedic, Inc., a private company, from 2010 to 2020, when NeuroMedic was acquired by ReCor Medical, Inc. He formerly served as chairman of the board of Osprey Medical, Inc., from 2010 until 2023, and served on the compensation and audit committees (now delisted from the Australian Securities Exchange and no longer in business); he formerly served as a director of Miromatrix (Nasdaq: MIRO), from 2017 until 2023, and served on the compensation and audit committees, until Miromatrix was acquired by United Therapeutics in 2023; and served as a director of Lymphatica Medtech, SA, a private Swiss medical device company focused on lymphatic disease from May 2023 to December 2024. Mr. Erb currently serves as a director of Acumen Medical, Inc., a private medical device start-up focused on pediatric cardiology, as executive chairman of CorRen Medical, Inc., a private device company focused on early diagnosis of peripheral artery disease, and as chairman of the board for IR Medtek, a private company developing oncology products. Mr. Erb received a B.A. in business administration, with a concentration in finance, from California State University, Fullerton.

With over 50 years of experience in the medical device industry, including 20 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our Board valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company. In addition, his role on the boards of Osprey Medical, Vascular Solutions, SenoRx, Miromatrix and CryoCath Technologies has provided him with other public company board experience. Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable private company operational experience.

Archelle Georgiou, M.D. has served as a director of the Company since November 2023. Dr. Georgiou is the President of Georgiou Consulting, LLC. Since January 2008, Georgiou Consulting, LLC has offered strategic advisory services to companies committed to consumer-centered healthcare. Dr. Georgiou has held executive leadership positions in managed care, investment banking, and medical device companies. She has served as Chief Medical Officer and senior executive at UnitedHealth Group from March 1995 to December 2007. She’s served as Chief Medical Officer and Chief Health Officer at Starkey Hearing Technologies from January 2020 to December 2022, Chairman of the Board of Directors at Children’s Hospital and Clinics of Minnesota from February 2022 to February 2024 and Executive in Residence at the University of Minnesota’s Carlson School of Management since July 2014. From May 2016 through May 2019, she was a Director for Tivity Health, Inc. and served on the governance and compensation committees. Dr. Georgiou now serves as the chair of the nominating and governance committee of Children’s Hospital and Clinics of Minnesota. She has additional previous experience serving on public as well as non-profit boards. Dr. Georgiou is a published author and has over 16 years of experience as an on-air TV medical correspondent where she simplifies complex healthcare information for viewers. Dr. Georgiou received her M.D. degree from the Johns Hopkins School of Medicine and was board-certified in Internal Medicine.

Dr. Georgiou’s qualifications to serve on our Board include her years of clinical medical experience in internal medicine and her understanding of complex medical information.

Gregory D. Waller has served as a director of the Company since August 2011. Mr. Waller also serves on the board of directors of Arcadia Bioscience, Inc., a publicly traded company (and as chairman of the audit committee and a member of the compensation committee). Until April 2015, Mr. Waller was chief financial officer of Ulthera Corporation, a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories. Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993. Mr. Waller received an M.B.A. with a concentration in accounting from California State University, Fullerton.

Mr. Waller’s qualifications to serve on our Board include his 48 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties, and Ulthera Inc., as well as his familiarity with public company board functions from his service on the boards of other public companies.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought from Board members in the context of our business and the then-current membership on the Board. The Nominating and Corporate Governance Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self- assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of our stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment, and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

●	Industry Experience. We are a medical technology company committed to delivering solutions for patients with cardiorenal conditions, focused on commercializing our Aquadex SmartFlow® system. Experience in the medical device industry is useful in understanding our business strategy, the regulatory environment we face within the United States and abroad and our primary competitors.

●	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

●	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing activities, financial reporting, and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.

●	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

●	Business Development and Mergers and Acquisitions Experience. Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

Director Independence

Our Board believes that there should be at least a majority of independent directors on our Board. Our Board undertakes a review of director independence in accordance with Nasdaq listing rules at least once annually. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, our Board reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities as they may relate to us and our management.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that during 2025, Dr. Georgiou, Mr. Emerson, Mr. McDonald and Mr. Waller, were independent directors under the applicable rules of Nasdaq, which consists of all of our directors except for Mr. Erb, our current chief executive officer and president and current Chairman of the Board. Our Board also determined that during their service as directors in 2025 that both Dr. Costanzo and Mr. McCormick were also considered independent under the applicable rules of Nasdaq. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, our Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

Our Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, represents and acts on behalf of our stockholders. Although our Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. Our Board provides critical oversight in our strategic planning process, as well as other functions carried out through our Board’s committees as described below.

Board Leadership Structure

Mr. Erb currently serves as chairman of the Board and President and Chief Executive Officer. Prior to January 2021, Mr. Erb also served as our chief executive officer and until June 2021, served in a part-time role as an employee of the Company. The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chair of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined. The Board believes that separation of the positions of chief executive officer and chairman of the board reinforces the independence of the Board in its oversight of the business and affairs of the Company. However, given recent management changes, we believe having a strong Chief Executive Officer and Chair of the Board is the right decision, and it is therefore in the best interests of the Company and its stockholders at this time for such offices to be combined.

Board Involvement in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems we use to identify, prioritize, manage and monitor our critical risks. To this end, our Board receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our Board at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, our Board reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Our Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The audit committee also assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements, including oversight of financial risks cybersecurity risks and information security risks. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full Board is regularly informed of the committees’ risk oversight activities through committee reports presented at meetings of the Board. In addition, our Board receives periodic detailed operating performance reviews from management.

Insider Trading Policy

On March 20, 2025, our Board adopted an Amended and Restated Insider Trading Compliance Policy (“Insider Trading Compliance Policy”), effective April 1, 2025, governing the purchase, sale, and/or other dispositions by directors, officers, employees and other specified persons. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with federal securities laws and the applicable exchange listing requirements. This policy is designed to create reasonable processes to prevent the Company and its directors, officers, employees and specified other persons from insider trading and any appearance of improper conduct.

Our Insider Trading Compliance Policy is designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. Our employees (including our named executive officers) and directors are subject to the Company’s Insider Trading Compliance Policy, which applies to their transactions involving any securities of the Company. Except under limited circumstances, persons subject to the policy, their affiliates and certain members of their family may not engage in any transaction of Company securities (or assist or encourage other persons to do so) while aware of material non-public information relating to the Company. The policy also implements quarterly trading blackout periods and pre-clearance requirements, and allows for special blackout periods, for our named executive officers and other specified persons to reduce the likelihood of trading at times with significant risk of insider trading exposure.

Further, the policy includes Rule 10b5-1 trading plan guidelines to assist in compliance with the Rule 10b5-1 affirmative defense for insider trading liability, including that such plans can only be adopted or modified when the applicable person is permitted to transact in Company securities under the terms of the policy (including not being aware of any material non-public information), must include the minimum statutory cooling-off period between plan adoption and the first trade under such plan, and must comply with the prohibitions on multiple overlapping plans and limitations on single-trade plans. The adoption, modification or termination of any such plan is subject to pre-clearance requirements.

Our Insider Trading Policy also specifically prohibits, among other things, all directors and executive officers and employees of the Company from effecting hedging or monetization transactions, such as zero-cost collars and forward sale contracts. A copy of our Inside Trading Compliance Policy is available on our website at https://nuwellis.com/investors/#governance.

Meetings

Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and acts by written consent from time to time as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of our Board and of the committees on which they serve, as well as the annual meeting of stockholders. Our Board met 16 times during 2025. In 2025, each director attended at least 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member. The Company invites its directors to attend the Annual Meeting. Our President and Chairman of the Board attended the 2025 annual meeting of stockholders.

Board Committees

Our Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees to which it has delegated various responsibilities and authority. Each committee has regularly scheduled meetings and reports on its activities to the full Board. During fiscal year 2025, the Audit Committee held four (4) meetings, the Compensation Committee held five (5) meetings, and the Nominating and Corporate Governance Committee met once. Each committee operates under a written charter approved by our Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.nuwellis.com, under the “Investors - Governance Policies” tab. Each committee may form and delegate power and authority to subcommittees of one or more of its members for any purpose that such committee deems appropriate.

Audit Committee

Our Board has a standing Audit Committee consisting of Greg Waller, Marty Emerson, and Dave McDonald.  Mr. Waller is the chairperson of the Audit Committee. The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm. To implement this purpose, the committee is charged with the following responsibilities, among others:

●	to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;

●	to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;

●	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

●	to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the Board whether or not such consolidated financial statements should be so included;

●	to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and

●	to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.

Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the committee. Our Board has further determined that Messrs. Waller, Emerson and McDonald qualify as “audit committee financial experts” in accordance with SEC rules and are independent in accordance with Nasdaq listing rules. The designation of an “audit committee financial expert” does not impose upon any additional duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the committee or the Board.

Compensation Committee

Our Board has a standing Compensation Committee consisting of Dr. Archelle Georgiou, Greg Waller, and Marty Emerson. Dr. Georgiou is the chairperson of the Compensation Committee.

The primary purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers. To implement this purpose, the Compensation Committee is charged with the following responsibilities, among others, and may form and delegate authority to subcommittees, as appropriate:

●	to recommend the compensation and other terms of employment of our chief executive officer to the Board for approval and to evaluate the chief executive officer’s performance in light of relevant individual and corporate performance goals and objectives;

●	to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of our chief executive officer;

●	to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the Board for approval;
●	to recommend to the Board the adoption, amendment and termination of the Company’s equity compensation plans and to administer such plans and approve grants and awards as permitted or required under such plans; and

●	to evaluate risks associated with and potential consequences of our compensation policies and practices, as applicable to all of our employees.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Company did not retain a Compensation Consultant for fiscal 2025.

Nominating and Corporate Governance Committee

Our Board has a standing Nominating and Corporate Governance Committee consisting of Dr. Archelle Georgiou, Dave McDonald, and Marty Emerson. Dr. Georgiou is the chairperson of the Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the Board and its committees and to oversee all aspects of our corporate governance functions. To implement this purpose, the committee is charged with the following responsibilities, among others:

●	to identify, review and evaluate candidates to serve on the Board, to review and evaluate incumbent directors, and to recommend to the Board nominees for election to the Board;

●	to monitor the size of the Board;

●	to review, discuss and assess, on an annual basis, the performance of management and the Board, including its committees;

●	to recommend to the Board, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and

●	to exercise general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the Board for consideration. The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of members of our Board in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. The committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to our business.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will generally re-nominate incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board.

If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the committee’s criteria for membership on the Board and the committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2025, the Nominating and Corporate Governance Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Third Amended and Restated Bylaws, as amended, and applicable law. See “Additional Matters-Requirements for Submission of Stockholder Proposals and Nominations for 2027 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the Annual Meeting. Messrs. Emerson and McDonald were recommended to the Board by the Nominating and Corporate Governance Committee.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, other SEC rules and regulations and the listing standards of Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which are posted on our website at https://nuwellis.com/investors/#governance. These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.

Annual Performance Evaluations

Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Succession Planning

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the chief executive officer the succession plans for our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct is posted on our website at https://nuwellis.com/investors/#governance. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors - Corporate Governance” tab.

Committee Charters

See “— Board Committees” for a description of the Board’s delegation of authority and responsibilities to the three standing committees. All of the charters of our three standing committees are available on our website at https://nuwellis.com/investors/#governance.

Director Compensation

Our non-employee directors receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders and attract new non-employee directors with outstanding qualifications. Directors who are our employees or officers do not receive any additional compensation for service on the Board.

2025 Director Compensation Table

The table below sets forth the compensation of each non-employee director from January 1, 2025 through December 31, 2025.

As a named executive officer of the Company, compensation paid to Mr. Erb for the 2025 fiscal year is fully reflected under “Named Executive Officer Compensation Tables – Summary Compensation Table for 2025 and 2024.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)		Total ($)
Maria Rosa Costanzo, M.D.(4)	50,000	0	(2)	50,000
Archelle Georgiou, M.D.	55,774	14,972		70,746
Michael McCormick(5)	152,168	14,972		167,140
David McDonald(6)	57,500	14,972		72,472
Gregory D. Waller	65,000	14,972		79,972
Total	380,442	59,888		440,330

(1)	The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 5 to the consolidated financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K. The grant date fair value per share of the stock options granted on May 20, 2025 to all directors was approximately $35.99 per share.

(2)	Dr. Costanzo elected not to receive any equity compensation for her role as a director.

(3)	As of December 31, 2025, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested): Mr. Waller 417, Dr. Georgiou 423, Mr. McCormick 430, and Mr. McDonald 423. Dr. Costanzo does not have any outstanding options.

(4)	Dr. Costanzo resigned from the Board effective as of January 21, 2026.

(5)	Mr. McCormick resigned from the Board as of January 21, 2026. Fees paid to Mr. McCormick include approximately $91,000 for his role on the Company’s Transaction Committee, which was formed in 2025 for the purpose of evaluating, overseeing and reviewing potential transactions involving the Company.

(6)	Mr. McDonald resigned from the Board on January 21, 2026 and rejoined the Board on February 24, 2026.

Our Non-Employee Director Compensation Policy, which was adopted in May 2019, (and amended in August 2021 upon the retirement of Mr. Erb, and further amended and restated in January of 2023 following FW Cook’s market assessment of non-employee director compensations across our peer group) provides for annual cash and equity compensation. Each non-employee director receives annual cash compensation of $45,000, the lead independent director receives an additional $10,000 per year and the Chair of the Board receives an additional $15,000 per year. Directors also receive annual cash compensation for service on committees. For the Audit Committee, the chair now receives $15,000 per year and each other member receives $7,500 per year. For the Compensation and the Nominating and Corporate Governance Committees, the chair receives $10,000 per year and each other member receives $5,000 per year. Cash compensation is paid in four quarterly installments following completion of the applicable quarter.

Under the Amended and Restated Non-Employee Director Compensation Policy, in addition to cash compensation outlined above, each director was eligible to receive an annual stock option award of the number of shares equal to 0.40% of the total common shares outstanding of the Company on December 31, 2023, granted on the date of the 2024 annual meeting of stockholders with 1/12th of the shares underlying the awards vesting monthly so that all of the underlying shares are vested on the one-year anniversary of the grant date. The Board agreed not to receive such grants in 2024.  The Board is again eligible for such awards on the date of the 2026 annual meeting. We do not provide any perquisites to directors.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. In general, any communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board and hold office until removed by the Board, and until their successors have been duly elected and qualified or until their earlier resignation, retirement, removal, or death. The current executive officers of the Company are as follows:

Name	Age	Position
John L. Erb	77	President and Chief Executive Officer
Carisa Schultz	48	Chief Financial Officer
Neil P. Ayotte	63	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

See “Proposal 1 - Election of Directors - Director Background and Qualifications” for biographical and other information regarding Mr. John L. Erb, the Company’s President and Chief Executive Officer.

Carisa Schultz has served as Chief Financial Officer of the Company since February 2026. Ms. Schultz most recently served as Vice President, Finance for NeueHealth (formerly Bright Health Group), a health care company that was publicly traded on NYSE, from April 2024 to November 2025, where she led all enterprise finance, treasury and corporate development activities. Prior to that role, she served as Associate Vice President, Enterprise Finance from April 2022 to April 2024, and as Director, Finance from September 2020 to April 2022. She previously served as Senior Business Intelligence Analyst for Starkey Hearing Technologies from October 2019 until July 2020, where she led all Business Intelligence activities supporting the US Retail Sales organization, as Director of Analytics and Interim Controller at Highline Labs from February 2015 until September 2019, where she led the Analytics and Revenue Cycle Management team, and as Lead Financial Consultant and President at The Wavelength Group, a consulting firm providing strategic FP&A and sales operations expertise to clients across multiple industries from July 2012 to February 2015. Earlier in her career, she worked in Big 4 public accounting before moving into corporate finance at Boston Scientific and also advanced to Finance Manager at Cardiovascular Systems Inc. before founding The Wavelength Group. Ms. Schultz received her Bachelor of Science of Business, Accounting degree from the University of Minnesota, Curtis L. Carlson School of Management.

Neil P. Ayotte has served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since June 2021. He was formerly Executive Vice President, General Counsel and Secretary for Bluestem Group, Inc. a $1.8 billion, private equity sponsored, e-commerce and mail order retailer from February 2017 to August 2020. From January 2015 to January 2017, Mr. Ayotte was Chief Legal Counsel for Medtronic’s Americas Region. During his 16-year tenure at Medtronic, Mr. Ayotte was the Chief Legal Counsel to the Integration Management Office, dedicated exclusively to leading Medtronic’s integration of its $49 billion acquisition of Covidien plc, and he also served as Medtronic’s Interim General Counsel in 2013. Mr. Ayotte holds a J.D. from the University of Minnesota Law School, an M.A. from the University of Wisconsin and a B.A. from St. Mary’s University of Minnesota.

As described above, Mr. Ayotte served as an executive officer of Bluestem Group, Inc. and its various subsidiaries, including Bluestem Brands, Inc. which filed for bankruptcy protection in Delaware in March 2020. Bluestem Brands, Inc. emerged from bankruptcy in late August 2020.

Except as described in the preceding sentence, no other event has occurred during the past 10 years related to Mr. Ayotte or any other executive officer or director requiring disclosure pursuant to Item 401(f) of Regulation S-K.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2025 and 2024

The following table sets forth certain information for the years ended December 31, 2025 and 2024 regarding compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
John L. Erb
President and Chief Executive Officer(4)	2025	341,396	24,897	-	8,904	375,197
	2024	-	-	-	49,300	49,300
Nestor Jaramillo, Jr.
Former President & Chief Executive Officer	2025	111,619	-	-	224,561(5)	336,180
	2024	349,676	-	-	59,732	409,408
Robert B. Scott
Former Chief Financial Officer(6)	2025	252,567	-	-	8,710	261,277
	2024	245,000	-	20,580	4,376	269,956
Neil P. Ayotte
Senior Vice President, General Counsel, Secretary & Chief Compliance Officer	2025	339,517	-	-	11,405(7)	350,922
	2024	271,420	-	25,645	9,922	306,987

(1)	Reflects a stock option granted under the Company’s New Hire Equity Incentive Plan or 2021 Inducement Plan, as applicable.

(2)	Amounts reported reflect the aggregate grant fair value of option awards, calculated in accordance with FASB Topic 718, excluding the impact of potential forfeitures. The fair value of each stock option is estimated at the grant date using the Black-Scholes option pricing model. Valuation assumptions used in determining the grant date fair value are included in Note 5 to the consolidated financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K.

(3)	For each named executive officer, amounts include employer matching contributions made on the officer’s behalf to the Company’s 401(k) Plan, contributions to the officer’s health savings account and Company payments for life insurance premiums. The amount reported in the “All Other Compensation” column for Mr. Jaramillo for the year ended December 31, 2024 includes $47,723, which is the portion of his cash bonus earned as of December 31, 2024 and paid as part of his separation benefits under his Separation and Release Agreement.

(4)	Mr. Erb served as Interim President and Chief Executive Officer from February 18, 2025 to June 27, 2025 when he was appointed as President and Chief Executive Officer of the Company. Mr. Erb also served as Interim Chief Financial Officer of the Company from October 24, 2025 until February 1, 2026. Mr. Erb did not receive any additional compensation for his service as Interim Chief Financial Officer. The amounts reported in the “All Other Compensation” column for Mr. Erb for the years ended December 31, 2024 and December 31, 2025 include $49,300 and $8,036, respectively, for his service as Chairman of the Board.

(5)	Mr. Jaramillo retired from the Company on February 23, 2025. These amounts include $224,561 of Separation Pay. See “—Employment Agreements and Other Arrangements” for further details.

(6)	Mr. Scott resigned as Chief Financial Officer of the Company, effective October 24, 2025. Mr. Erb served as Interim Chief Financial Officer from October 24, 2025 to February 1, 2026 and Ms. Carisa Schultz joined the Company as its Chief Financial Officer, effective February 2, 2026.

(7)	Reflects a one-time bonus in the amount of $10,000 for Mr. Ayotte’s temporary service leading the Company’s Human Resources and Regulatory functions during 2025.

Understanding the near-term need to raise capital, in 2024, the Company undertook steps to reduce its monthly cash burn rate by approximately 40%, balanced against its strategic growth initiatives. These reductions included, but were not limited to, a reduction of the salaries for members of senior management, no merit increases to the base salaries of any named executive officer or employee in 2024 for performance provided during the fiscal year ended December 31, 2023, no cash bonuses to any named executive officer or employee in 2024 for performance provided during the fiscal year ended December 31, 2023, a reduction in Board of Director and committee fees, and temporary suspension of Company 401k match. The Board authorized the restoration of the Company 401k match effective October 1, 2024, and restoration of Board and committee fees and executive salaries to their original levels, effective November 1, 2024.

Narrative Discussion of Summary Compensation Table for 2025

Employment Agreements and Other Arrangements. Mr. Jaramillo had a written employment agreement until his retirement from the Company on February 18, 2025. Mr. Erb entered into a letter agreement concurrent with his appointment as interim President and Chief Executive Officer and then into an Executive Employment Agreement with the Company on June 27, 2025 when he was appointed President and Chief Executive Officer of the Company.

We signed offer letters with Mr. Scott, Ms. Schultz (in 2026), and Mr. Ayotte upon their respective commencement of employment with us. All of the named executive officers have change in control agreements, which entitle them to payments from the Company upon the happening of specified termination events. See “— Potential Payments Upon Termination or Change in Control” for descriptions of these agreements.

Employment Agreement – Mr. Erb

On June 27, 2025, we entered into an executive employment agreement with Mr. Erb regarding his employment as our Chief Executive Officer and President. The employment agreement replaced the offer letter with Mr. Erb dated February 18, 2025 that had a base salary of $300,000.

The employment agreement had an initial term of 12 months beginning on May 20, 2025 and may be extended upon the mutual agreement of the Company and Mr. Erb. Mr. Erb may terminate his employment at any time upon forty-five (45) days prior notice to the Company.

The agreement entitles Mr. Erb to, among other benefits, the following compensation:

●	An annual base salary initially set at $431,097, to be reviewed at least annually;

●	An opportunity for Mr. Erb to receive an annual performance bonus in an amount of up to sixty-five percent (65%) of Mr. Erb’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;

●	An option to purchase up to one hundred fifteen thousand three hundred twenty-nine (115,329) shares of common stock of the Company that shall vest in 12 equal consecutive monthly increments pursuant to the terms of the Company’s form of Stock Option Grant Notice and form award agreement under the Company’s Amended and Restated 2017 Equity Incentive Plan.

●	Participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;

●	Prompt reimbursement for all reasonable expenses incurred by Mr. Erb in accordance with the plans, practices, policies and programs of the Company; and

●	Twenty-two (22) days paid time off (PTO), to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

Upon termination of Mr. Erb’s employment for any reason, Mr. Erb shall be entitled to receive, amongst other things, any earned but unpaid amounts of his annual base salary, payable within thirty (30) days following the termination; all benefits payable to Mr. Erb under any employee benefit plans; and any rights with respect to any stock options and/or other equity awards granted which shall be governed by the terms of the applicable award agreements.

Employment Agreement - Mr. Jaramillo

On January 16, 2021, we entered into an executive employment agreement with Mr. Jaramillo regarding his employment as our Chief Executive Officer and President. The employment agreement replaced the offer letter with Mr. Jaramillo dated April 12, 2019. Mr. Jaramillo retired from the Company on February 18, 2025.

The employment agreement had an initial term (the “Initial Term”) of 12 months beginning on January 16, 2021 and automatically renews for an additional 12-month period at the end of the Initial Term and each anniversary thereafter, provided that at least 90 days prior to the expiration of the Initial Term or any renewal term the Board does not notify Mr. Jaramillo of its intention not to renew the employment period.

The agreement entitled Mr. Jaramillo to, among other benefits, the following compensation:

●	An annual base salary initially set at $385,000, to be reviewed at least annually;

●	An opportunity for Mr. Jaramillo to receive an annual performance bonus in an amount of up to fifty-five percent (55%) of Mr. Jaramillo’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;
●	An opportunity to receive equity awards as determined by the Compensation Committee of the Board based on Mr. Jaramillo’s performance;

●	Prior to January 31, 2023, an opportunity to receive a stock option to purchase a number of shares of the Company’s common stock equal to 2.4% of the outstanding shares of common stock and preferred stock calculated on an as-converted basis to shares of the Company’s common stock basis, following approval of the Board. In connection therewith, in May 2021, Mr. Jaramillo was awarded a stock option to acquire 45 shares of the Company’s common stock at an exercise price of $12,705 per share;

●	Participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;

●	Prompt reimbursement for all reasonable expenses incurred by Mr. Jaramillo in accordance with the plans, practices, policies and programs of the Company; and

●	Twenty-two (22) days paid time off (PTO), to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Jaramillo received an option to purchase 3 shares of our common stock at an exercise price of $32,550 per share effective January 22, 2021.

The agreement also included a “claw-back” provision providing for the recoupment of unearned incentive compensation if the Board, or an appropriate committee thereof, determined that Mr. Jaramillo engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if we are required to seek reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to Mr. Jaramillo.

Upon termination of Mr. Jaramillo’s employment, Mr. Jaramillo was entitled to certain payments and benefits, depending on the reason for his termination.

In connection with Mr. Jaramillo’s retirement, the Company entered into a Separation and Release Agreement with Mr. Jaramillo on February 23, 2025. Pursuant to the terms of the Separation Agreement, Mr. Jaramillo received certain benefits in connection with his retirement. The Company agreed: (i) to pay Mr. Jaramillo his base salary for six months following the date of retirement in the amount of $210,291, subject to all required withholding; (ii) to make a one-time, lump sum payment in the amount of $47,723.42 with respect to a 2024 bonus, (iii) to pay $14,270 in premiums for Mr. Jaramillo to continue his health care benefits under the federal law known as COBRA through August 31, 2025, and (iv) that Mr. Jaramillo’s outstanding stock options that would have vested during the six-month period following the date of his retirement if Mr. Jaramillo had remained employed during such period were accelerated and vested as of the date of his retirement.

Offer Letter - Mr. Scott

On August 17, 2023, we entered into an offer letter with Mr. Scott regarding his employment as our Chief Financial Officer effective September 2, 2023. Mr. Scott was offered an annualized salary of $280,000, paid in monthly installments in accordance with the Company’s payroll procedures. Mr. Scott was also made eligible for a bonus of up to 40% of his base salary. Mr. Scott was also made eligible to participate in the employee stock option program and benefit programs generally made available to employees. Mr. Scott resigned from his position as Chief Financial Officer, effective October 24, 2025.

Offer Letter - Mr. Ayotte

On May 21, 2021, we entered into an offer letter with Mr. Ayotte regarding his employment as our SVP, General Counsel and Chief Compliance Officer, effective as of June 7, 2021. Mr. Ayotte was offered an annualized salary of $300,000, paid in monthly installments in accordance with the Company’s payroll procedures. Mr. Ayotte was also made eligible for a bonus of up to 45% of his base salary and was made eligible to participate in the employee stock option program and benefit programs generally made available to employees.

Offer Letter - Ms. Schultz

On January 29, 2026, we entered into an offer letter with Ms. Schultz regarding her employment as our Chief Financial Officer effective February 2, 2026. Ms. Schultz was offered an annualized salary of $265,000, paid in monthly installments in accordance with the Company’s payroll procedures. Ms. Schultz was also made eligible for a bonus of up to 40% of her base salary. Ms. Schultz was also made eligible to participate in the employee stock option program and benefit programs generally made available to employees.

Base Salaries. The initial annual base salaries of our executive officers are negotiated in connection with their hiring. The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews.

Understanding the near-term need to raise capital, in 2024, the Company undertook steps to reduce our monthly cash burn rate by approximately 40%, balanced against its strategic growth initiatives, which will provide more flexibility in anticipation of tougher capital market conditions for microcap companies like Nuwellis. These reductions included, but were not limited to, a reduction of the salaries for members of senior management, no merit increases to the base salaries of any named executive officer or employee in 2024 for performance provided during the fiscal year ended December 31, 2023, no cash bonuses to any named executive officer or employee in 2024 for performance provided during the fiscal year ended December 31, 2023, a reduction in Board of Director and committee fees, temporary suspension of company 401k match, travel reductions, and reductions to select professional services. The Board authorized the restoration of the Company 401k match effective October 1, 2024, and restoration of Board and committee fees and executive salaries, effective November 1, 2024.

Equity Compensation. The Compensation Committee is responsible for granting equity-based incentive awards to our executive officers. The Compensation Committee does not grant equity awards to our executive officers on a predetermined schedule. The Compensation Committee has not established policies and practices regarding timing of equity awards in relation to the release of material nonpublic information and does not time the public release of such information based on equity award grant dates nor for the purpose of affecting the value of executive compensation. The Compensation Committee does not consider material nonpublic information in setting terms of equity awards, such as grant size or vesting conditions. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. No equity-based incentive awards were granted to the executive officers in 2025, except the option grant to John Erb concurrent with his appointment as President and Chief Executive Officer of the Company.

Non-equity Incentive Plan Compensation. In 2025, the target bonus as a percentage of annual base salary for Mr. Erb was 65%, for Mr. Jaramillo was 65%, for Mr. Scott the target bonus was 40%, and for Mr. Ayotte it was 45%. The earned bonus was based on the achievement of corporate performance objectives established and weighted by the Compensation Committee, in consultation with our chief executive officer, and primarily related to our annual revenue, and the opening of defined new accounts, both critical care and outpatient. The Compensation Committee assessed our achievement of the corporate objectives at 2025 year-end, however, no payout was authorized for any named executive officer as a result of the Corporation’s failure to meet any of its 2025 defined corporate objectives.

The following table sets forth target and earned non-equity incentive plan compensation for 2024 and 2025.

Name	2024 Target % of Base Salary	$	Earned $	2025 Target % of Base Salary	$	Earned $
John L. Erb	-	-	-	65	221,907	0
Nestor Jaramillo, Jr.	65	227,289	0	65	72,552	0
Robert B. Scott	40	98,000	0	40	101,027	0
Neil P. Ayotte	45	122,139	0	45	152,783	0

Outstanding Equity Awards at Fiscal Year-End 2025

The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2025. There were no stock awards issued in 2025.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John L. Erb	5/19/2023	1	-	4,439.40	5/19/2033
	6/27/2025	2,745	1,373	9.99	6/27/2035
Robert B. Scott	9/2/2023	6	-	2,631.30	1/24/2026
Neil P. Ayotte(2)	3/3/2023	5	2	11,348.40	3/3/2033

(1)	The underlying shares vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly installments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(2)	All of Mr. Scott’s unvested and vested unexercised options were forfeited on January 22, 2026, which was ninety days following his resignation.

Potential Payments Upon Termination or Change in Control

Severance Payments

In addition to the termination payments discussed below under “ — Change in Control Agreements”, certain of our named executive officers have employment agreements entitling them to payments upon the happening of specified termination events. See “Named Executive Officer Compensation Tables – Summary Compensation Table for 2025 and 2024.”

Equity Compensation Plans

Equity awards have been issued to the named executive officers under the 2017 Plan, 2011 Plan, the New Hire Plan, and the Nuwellis, Inc. 2021 Inducement Plan (the “2021 Inducement Plan”). A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.

●	Stock Options. Generally, if a participant’s continuous service terminates:

○	other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

○	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

○	for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.

Acceleration of Vesting. Under the 2017 Plan, the New Hire Plan and the 2021 Inducement Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Change in Control Agreements

We have entered into change in control agreements with the named executive officers that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control. The change in control agreement with Mr. Jaramillo terminated upon his retirement, and the Company no longer has obligations to Mr. Jaramillo pursuant to the terms of his change in control agreement. The change in control agreement with Mr. Scott terminated upon his resignation, and the Company no longer has obligations to Mr. Scott pursuant to the terms of his change in control agreement.

The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.

We are also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.

In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.

We are not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates we provide any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.

Pay Versus Performance

We are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance measures of the Company as required by SEC rules.

2025 Pay Versus Performance Table

Year	Summary compensation table total for PEO ($) (Mr. Jaramillo) (1)	Compensation actually paid to PEO ($) (Mr. Jaramillo) (2)	Summary compensation table total for PEO ($) (Mr. Erb) (1)	Compensation actually paid to PEO ($) (Mr. Erb) (2)
2025	324,328	324,328	336,180	313,320
2024	409,408	387,861	-	-
2023	606,603	423,659	-	-

Year	Average summary compensation table total for non-PEO named executive officers ($)(3)	Average compensation actually paid to non-PEO named executive officers ($)(4)	Value of initial fixed $100 investment based on Total shareholder return ($)(5)	Net loss ($)(6)
2025	306,100	306,100	$0.17	17,521,000
2024	288,472	271,930	$0.03	11,165,000
2023	446,458	351,185	$0.47	20,209,000

(1)	Reflects the amount reported in the “Total” column of the Summary Compensation Table for each of Mr. Erb and Mr. Jaramillo for each corresponding year in which they served as PEO. Mr. Jaramillo was our PEO from 2023 to February 2025, and Mr. Erb was our PEO from February 2025 to December 2025. The amount reported in the “Total” column of the Summary Compensation Table for Mr. Jaramillo includes $224,561.19 of Separation Pay in 2025. The amount reported in the “Total” column of the Summary Compensation Table for Mr. Erb includes $49,300 and $8,036 of compensation for service as Chairman of the Board in 2024 and 2025, respectively. See “Named Executive Officer Compensation Tables - Summary Compensation Table for 2025 and 2024” and “Named Executive Officer Compensation Tables - Summary Compensation Table for 2024 and 2023” in our 2025 Definitive Proxy Statement filed with the SEC on April 14, 2025.

(2)	The amounts reported in this column represent CAP for Mr. Erb and Mr. Jaramillo for each corresponding year in which they served as PEO computed as required by Item 402(v) of Regulation S-K. The reported amounts do not reflect the actual compensation earned by or paid to Mr. Erb or Mr. Jaramillo during any applicable year. To determine CAP, the adjustments below were made to Mr. Erb’s and Mr. Jaramillo’s total compensation.

Year	Reported Summary Compensation Table Total for PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Award Adjustments ($)(b)	Equals	CAP for PEO ($)
Mr. Jaramillo
2025	324,328	-	-	+	-	=	324,328
2024	409,408	-	-	+	(21,547)	=	387,861
2023	606,603	-	168,891	+	(14,053)	=	423,659
Mr. Erb
2025	336,180	-	24,897	+	2,040	=	313,320

(a)	Amounts reflect the grant date fair value of equity awards as reported in the “Option Awards” column in the Summary Compensation Table for the applicable year.
(b)

The equity award adjustments were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted in the applicable year and vest in the same year, the fair value as of the vesting date;(iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for each of Mr. Erb and Mr. Jaramillo for the years in which they served as PEO are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value to the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
Mr. Jaramillo
2025	-	-	0	-	-	0	-
2024	-	(9,977)	0	(1,254)	(10,316)	0	(21,547)
2023	9,813	(9,665)	0	(4,270)	(9,931)	0	(14,053)
Mr. Erb
2025	2,040	-	0	-	-	0	2,040

(3)	Reflects the average amount reported in the “Total” column of the Summary Compensation Table for our other NEOs as a group (excluding Mr. Erb and Mr. Jaramillo) for each corresponding year. See “Named Executive Officer Compensation Tables - Summary Compensation Table for 2025 and 2024” and “Named Executive Officer Compensation Tables - Summary Compensation Table for 2024 and 2023” in our 2025 Definitive Proxy Statement filed with the SEC on April 14, 2025. The names of each of the other NEOs (excluding Mr. Erb and Mr. Jaramillo) Included for purposes of calculating the average amounts in each applicable year are Mr. Ayotte, Ms. Blake, and Mr. Scott for 2023, Mr. Ayotte and Mr. Scott for 2024, and Mr. Ayotte and Mr. Scott for 2025. Since Ms. Blake and Mr. Scott served as Chief Financial Officer for a portion of 2023 and Mr. Scott served as Chief Financial Officer for a portion of 2025, the compensation of each such non-PEO NEO has been included for purposes of calculating the average summary compensation table total in each respective year. In addition to serving as our PEO, Mr. Erb served as Interim Chief Financial Officer for a portion of 2025 and did not receive any additional compensation for serving in this role during the applicable year. Mr. Erb’s compensation for 2025 has not been included for purposes of calculating the average summary compensation total in that year.

(4)	Amounts reported reflect CAP for the other NEOs as a group (excluding Mr. Erb and Mr. Jaramillo), as computed in accordance with Item 402(v) of Regulation S- K, for each corresponding year, which amounts reflect an average of the actual amount of compensation earned by or paid to the other NEOs as a group (excluding Mr. Erb and Mr. Jaramillo) during the applicable year. The adjustments below were made to the average total compensation for the NEOs as a group (excluding Mr. Erb and Mr. Jaramillo) for each year to determine the CAP for such year. Since both Ms. Blake and Mr. Scott served as Chief Financial Officer for a portion of 2023, and Mr. Scott served as Chief Financial Officer for a portion of 2025, these two non-PEO NEOs have been treated as one full-time equivalent individual for purposes of calculating the average compensation actually paid to non-PEO NEOs in each respective year. In addition to serving as our PEO, Mr. Erb served as Interim Chief Financial Officer for a portion of 2025 and did not receive any additional compensation for serving in this role during the applicable year.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)	Plus	Average Equity Award Adjustments ($)(a)	Equals	Average CAP for Non-PEO NEOs ($)
2025	306,099	-	-	+	-	=	306,099
2024	288,472	-	-	+	(16,542)	=	271,930
2023	297,639	-	97,176	+	1,903	=	202,366

(a)	See note (b) to footnote (2) above for an explanation of the equity award adjustments made in accordance with Item 402(v) of Regulation S-K. The amounts deducted or added in calculating the total average equity award adjustments for the other NEOs as a group (excluding Mr. Erb and Mr. Jaramillo) are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Change in Fair Value to the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2025	-	-	0	-	-	0	-
2024	-	(6,517)	0	(3,255)	(6,770)	0	(16,542)
2023	6,481	(1,452)	0	(1,633)	(1,493)	0	1,903

(5)	The amounts reported in this column represent the Company’s cumulative TSR, which is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of the measurement period and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	The amounts reported in this column represent net income reflected in the Company’s audited financial statements for the applicable year.

Analysis of Information Presented in the Pay Versus Performance Table

The Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table, including Compensation Actually Paid (CAP), as required by Item 402(v) of Regulation S-K. The Compensation Committee does not use TSR or net income in its compensation programs. However, we do utilize several other performance measures to align executive compensation with our performance, see “Named Executive Officer Compensation.” Part of the compensation our non-PEO NEOs are eligible to receive consists of annual discretionary bonuses equal to 25% of the total bonus opportunity per non-PEO NEO that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement toward these goals, subject to certain criteria. The PEO’s bonus opportunity for each of 2025 and 2024 was based solely on the achievement of corporate objectives.

●	For 2025, the compensation actually paid for the PEO and the non-PEO NEOs as a percentage of net loss was approximately 3.6% and 1.7%, respectively.
●	For 2024, the compensation actually paid for the PEO and the non-PEO NEOs as a percentage of net loss was approximately 3.5% and 2.4%, respectively.

●	For 2023, the compensation actually paid for the PEO and the non-PEO NEOs as a percentage of net loss was approximately 2.1% and 1.7%, respectively.
●	Compensation actually paid to the PEO increased by $249,787, or approximately 64.4%, in 2025.
●	Average compensation actually paid to the remaining non-PEO NEOs increased by $34,170, or approximately 12.6%, in 2025.

●	TSR decreased from $5.46 in 2024 to $3.73 in 2025, or approximately 31.7%.
●	TSR increased from $5.42 in 2023 to $5.46 in 2024, or approximately 0.8%.
●	Net Loss increased approximately 56.7% from 2024 to 2025.
●	Net Loss decreased approximately 44.8% from 2023 to 2024.
●	Net Sales Growth was (1.4)% in 2024 and (5.4)% in 2025
●	Net Sales Growth was 3.8% in 2023 and (1.4)% in 2024.

The changes in compensation actually paid to our PEO during such periods as described in the pay versus performance table were largely driven by the fact that we had two PEOs in 2025, one of whom (Mr. Jaramillo) received separation pay in the amount of $224,561 that is included in the calculations of total compensation and compensation actually paid for Mr. Jaramillo in such period. The changes in average compensation actually paid to our non-PEO NEOs reflect the fact that Mr. Ayotte received a one-time bonus in the amount of $10,000 for his temporary service leading the Company’s Human Resources and Regulatory functions during 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of March 24, 2026 by (i) each of the directors, nominees, and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock. As of March 24, 2026, there were 2,635,718 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Number of Shares	Right to Acquire(1)	Total	Percent of Class(2)
John L. Erb	26,191	15,788	41,979	1.6%
Martin Emerson	-	-	-	-
Katharyn Field(3)	-	-	-	-
Archelle Georgiou, M.D.	-	422	422	*
Mika Grasso(4)	-	-	-	-
David McDonald		422	422	*
Gregory D. Waller	-	416	416	*
Robert B. Scott	-	-	-	-
Nestor Jaramillo, Jr.	-	-	-	-
Neil P. Ayotte	-	3	3	*
All current directors and executive officers as a group (7 persons)(5)	26,191	17,051	43,242	1.6%

*	Less than one percent.

(1)	Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the exercise of outstanding warrants to purchase common stock, and (iii) the conversion of outstanding Series F Preferred Stock or Series F-1 Preferred Stock, in each case within 60 days after March 24, 2026.

(2)	Based on 2,635,718 shares outstanding as of March 24, 2026.

(3)	Ms. Field joined the Board on January 21, 2026 and resigned from the Board on March 26, 2026.

(4)	Mr. Grasso joined the Board on January 21, 2026 and resigned from the Board on March 26, 2026.

(5)	The current director and executive officers as a group total include Carisa Schultz who was appointed as Chief Financial Officer of the Company, effective February 2, 2026.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We give careful attention to related person transactions because they may present the potential for conflicts of interest. Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by the Company. The Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

The Company engaged in no related party transactions required to be reported under Item 404 of Regulation S-K for each of the fiscal years ended December 31, 2025 and 2024.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2025 were audited by Baker Tilly, the Company’s independent registered public accounting firm.

As part of its activities, the Audit Committee has:

●	reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

●	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

●	assessed the permissibility of, and pre-approved all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and

●	received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting processes. Baker Tilly is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. We are a “smaller reporting company” and exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. As a result, Baker Tilly does not issue a report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Audit Committee of the Board of Directors of Nuwellis, Inc.

Gregory D. Waller, Chairman

Martin Emerson

David McDonald

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services. Any pre-approvals granted pursuant to delegated authority must be reported to the committee at its next regular meeting. The Audit Committee’s pre-approval policy is in the Audit Committee Charter, which is available on our website at https://nuwellis.com/investors/#governance.

The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Independent Registered Public Accounting Firm Fees

Baker Tilly served as our independent registered public accounting firm for the years ended December 31, 2025 and December 31, 2024. The following table sets forth the fees we incurred for audit and other services provided by Baker Tilly in 2025 and 2024. 100% of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2025	2024
Audit Fees(1)	$656,299	$715,550
Tax Fees(2)	40,383	34,058
Total	$696,682	$749,608

(1)	Audit fees in 2025 and 2024 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our Annual Report on Form 10-K and the review of interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and fees for consents and comfort letters.
(2)	Tax fees in 2025 and 2024 consisted of fees for tax compliance, and tax planning services. Such fees primarily related to federal and state tax compliance and planning.

PROPOSAL 2 - ADVISORY APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Baker Tilly’s services provided to us in 2025.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Baker Tilly as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your approval of Baker Tilly is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Baker Tilly, the Audit Committee may in its sole discretion terminate the engagement of Baker Tilly and direct the appointment of another independent auditor at any time during the year.

Representatives of Baker Tilly will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote “FOR” the ratification of Baker Tilly as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2025, concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,452	(1)	$48.38	35,095	(2)
Equity compensation plans not approved by security holders	1	(3)	$12,156.90	29	(4)
Total	4,453		$51.11	35,124

1.	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the 2017 Equity Incentive Plan (the “2017 Plan”) and the 2013 Directors’ Plan. The 2013 Non-Employee Directors’ Equity Incentive Plan (the “2013 Directors’ Plan”) expired in May 2023.

2.	Consists of 35,095 shares of our common stock remaining available for future issuance under the 2017 Plan. There are no shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan. The 2017 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding. Specifically, pursuant to the 2017 Equity Incentive Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, to an amount equal to 17% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur. Prior to its expiration in May 2023 and pursuant to the terms of the 2013 Directors’ Plan, the share reserve under the plan automatically increased on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, by an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.

3.	Consists of 1 share of our common stock that may be issued pursuant to outstanding stock options under the 2021 Inducement Plan. The Board approved the New Hire Plan in July 2013. The New Hire Plan was superseded by our 2021 Inducement Plan in May 2021. The New Hire Plan provided for the grant of the following awards: options not intended to qualify as “incentive stock options” under Section 422 of the Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards constituted inducements material to such individuals entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the New Hire Plan, the Company (i) issued a press release disclosing the material terms of the award and (ii) notified Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans. As of May 2021, we are no longer issuing awards under the New Hire Plan. The Board approved the 2021 Inducement Plan in May 2021. The 2021 Inducement Plan provides for the grant of the following awards: options not intended to qualify as “incentive stock options” under Section 422 of the Code, restricted stock awards, RSU awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards must constitute inducements material to such individuals entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the 2021 Inducement Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.
4.	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the Company’s 2021 Inducement Plan.

ADDITIONAL MATTERS

 Availability of 2025 Annual Report to Stockholders

SEC rules require us to provide a copy of our 2025 annual report to stockholders who receive this proxy statement. Our 2025 annual report to stockholders includes our annual report on Form 10-K for 2025 (including certain exhibits). We will also provide copies of our 2025 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2025 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2025) are available to stockholders at no charge upon written request to: Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.Nuwellis.com, under the “Investors - Financials and Filings” tab.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our 2025 annual report to stockholders and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our 2025 annual report to stockholders and proxy materials. A single set of the 2025 annual report to stockholders and proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will promptly deliver a separate copy of the 2025 annual report to stockholders and proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the 2025 annual report to stockholders and proxy materials, now or in the future, you may write our Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or call (952) 345-4200.

Any stockholders who share the same address and currently receive multiple copies of the 2025 annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Secretary at the address or telephone number listed above.

Requirements for Submission of Stockholder Proposals and Nominations for 2027 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2027 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by December 3, 2026. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2027 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the Annual Meeting. Therefore, such notice must be received between December 29, 2026 and the close of business on January 28, 2027 to be considered timely. However, if our 2027 annual meeting occurs more than 30 days before or more than 30 days after April 28, 2027, we must receive nominations or proposals (i) not later than the close of business on the later of the 90th day prior to the date of the 2027 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2027 annual meeting, and (ii) not earlier than the 120th day prior to the 2027 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

Solicitation by Board; Expenses

Our Board is sending you this proxy statement in connection with the solicitation of proxies for use at our Annual Meeting. We have engaged Alliance Advisors, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $45,000 in total. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. The expenses of any solicitation of proxies to be voted on at the Annual Meeting will be paid by the Company. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on

April 28, 2026

The 2026 proxy statement and annual report for the year end December 31, 2025 are available at https://web.viewproxy.com/nuwe/2026

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Neil P. Ayotte Secretary

April 2, 2026

PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to https://AALvote.com/NUWE Have your proxy card available when you access the above website. Follow the prompts to vote your shares. NAME ADDRESS HERE Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided. As a stockholder of Nuwellis, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote CONTROL NUMBER authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on April 27, 2026. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. NUWELLIS, INC ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2026 AT 2:00 p.m. CENTRAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUWELLIS, INC. The undersigned, revoking all prior proxies heretofore given, hereby appoints John L. Erb and Carisa Schultz, and each of them, as proxies, attorneys and agents, with full power of substitution, to vote all shares of common stock of Nuwellis, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders scheduled to be held on April 28, 2026 at 2:00 p.m. Central Time, including at any adjournments, postponements, or continuations thereof, with all powers that the undersigned would possess if personally present. The Annual Meeting will be held in virtual only format. In order to attend the meeting, you must first register at https://web.viewproxy.com/nuwe/2026 before 11:59 p.m. Eastern Time on April 27, 2026. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be NAME ADDRESS HERE voted in accordance with the Board of Directors' recommendations. Signature _____________________________________________________ BARCODE HERE Date _________________________________________________________ Title __________________________________________________________ CONTROL NUMBER Signature (Joint Owners) ______________________________________ NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by Address Change: authorized officer or person. (If you noted any Address Changes above, please mark box.) ?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 28, 2026: The Proxy Statement is available at: https://web.viewproxy.com/nuwe/2026 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted "FOR" all the nominees listed in Item 1 and "FOR" Item 2. Please mark your votes like this 2. To ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal 1. To elect two Class I directors named in the accompanying year ending December 31, 2026. proxy statement, each to serve for a three-year term until the 2029 annual meeting of stockholders or until his successor has FOR ? AGAINST ? ABSTAIN ? been duly elected and qualified or such director's earlier death, resignation, or removal. Note: To transact such other business as may properly come 1. ELECTION OF DIRECTORS: FOR ALL WITHHOLD ALL FOR ALL EXCEPT before the meeting as determined in the discretion of the (1) Martin J. Emerson ? ? ? proxies. (2) David A. McDonald ? ? ?